As filed with the Securities and Exchange Commission on May 10, 2005
                                                     Registration No. 333-______
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             RENOIR PUBLISHING, INC.
                (Name of small business issuer in its charter)

          DELAWARE                        2750                   56-2362315
  (State or Jurisdiction of    (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization) Classification Code Number)   Identification No.)

7946 IVANHOE AVENUE, SUITE 202, LA JOLLA, CA 92037             (858) 459-2607
     (Address of Principal Executive Offices)                (Telephone Number)

              Karen Batcher
            4190 Bonita Road
            Bonita, CA 91902                                   (619) 475-7882
(Name and Address of Agent for Service)                      (Telephone Number)

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
============================================================================================
                                                    Proposed      Proposed
                                                    Maximum       Maximum
Title of Each Class                                 Offering      Aggregate       Amount of
of Securities                      Amount to be     Price Per     Offering      Registration
to be Registered                   Registered       Unit (1)      Price (2)         Fee
--------------------------------------------------------------------------------------------
Common Stock $.0001 par value to
be sold by selling shareholders       294,000        $0.50         $147,000        $17.30

Common Stock $.0001 par value to
be sold by the company              1,000,000        $0.50         $500,000        $58.85
--------------------------------------------------------------------------------------------
TOTAL                               1,294,000        $0.50         $647,000        $76.15
============================================================================================

(1) Fixed offering price was set by the selling shareholders until securities are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                   PROSPECTUS

                             RENOIR PUBLISHING, INC.
                        1,294,000 SHARES OF COMMON STOCK


This is our initial public offering. We are registering a total of 1,294,000 shares of our common stock. Of the shares being registered, 294,000 are being registered for sale by the selling shareholders, and 1,000,000 are being registered for sale by the Company. All of the shares being registered for sale by the Company will be sold at a price per share of $0.50 for the duration of the offering. The selling shareholders will sell their shares at a price per share of $0.50 until our shares are quoted on the Over The Counter Bulletin Board and thereafter at prevailing market prices or in privately negotiated transactions.

We will not receive any proceeds from the sale of any of the 294,000 shares by the selling shareholders. We will be selling all of the 1,000,000 shares of common stock we are offering as a self underwritten offering. There is no minimum amount we are required to raise in this offering and any funds received will be immediately available to us. This offering will terminate on the earlier of the sale of all of the 1,294,000 shares offered or 180 days after the date of the prospectus.

There is no established public market for our common stock and we have arbitrarily determined the offering price. Our Common Stock is not currently listed or quoted on any quotation service. There can be no assurance that our common stock will ever be quoted or that any market for our stock will ever develop.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN AND OUR NEED TO RAISE OPERATING CAPITAL. SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. None of these securities may be sold until a registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                          Per Share      Per Share         Number
            Per Share         Underwriting discounts      Proceeds       Proceeds         of Shares
         Price to public          and commissions        to Company   to Shareholders  Available For Sale
         ---------------          ---------------        ----------   ---------------  ------------------
            $   0.50                  $0.00               $   .050        $   0.00         1,000,000
            $   0.50                  $0.00               $   0.00        $   0.50           294,000

Total       $647,000                  $0.00               $500,000        $147,500         1,294,000

The date of this Prospectus is ____________, 20__.

                                TABLE OF CONTENTS

SUMMARY .....................................................................  3
RISK FACTORS ................................................................  4
FORWARD LOOKING STATEMENTS ..................................................  7
USE OF PROCEEDS .............................................................  7
DETERMINATION OF OFFERING PRICE .............................................  8
DILUTION ....................................................................  8
DIVIDEND POLICY .............................................................  9
SELLING SECURITY HOLDERS .................................................... 10
PLAN OF DISTRIBUTION ........................................................ 12
LEGAL PROCEEDINGS ........................................................... 14
DIRECTORS, OFFICERS, PROMOTERS AND CONTROL PERSONS .......................... 14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .............. 15
DESCRIPTION OF SECURITIES ................................................... 16
INTEREST OF NAMED EXPERTS AND COUNSEL ....................................... 16
LEGAL MATTERS ............................................................... 16
SECURITIES ACT INDEMNIFICATION DISCLOSURE ................................... 17
ORGANIZATION WITHIN LAST FIVE YEARS ......................................... 17
DESCRIPTION OF BUSINESS ..................................................... 17
PLAN OF OPERATION ........................................................... 26
DESCRIPTION OF PROPERTY ..................................................... 27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .............................. 28
MARKET FOR COMMON EQUITY AND OTHER SHAREHOLDER MATTERS ...................... 28
EXECUTIVE COMPENSATION ...................................................... 28
FINANCIAL STATEMENTS ........................................................ 29
CHANGES IN OR DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
 FINANCIAL DISCLOSURE ....................................................... 29

SUMMARY

Renoir Publishing, Inc. was incorporated in Delaware on August 15, 2000 as Sucia Ltd. On December 3, 2002, the Company filed an amended certificate of incorporation to change its name to Renoir Publishing, Inc. We are a development stage company with minimal revenues and operating history.

Renoir Publishing, Inc. ("Renoir Publishing" or the "Company") is a retailer and wholesaler of fine art reproductions through its production, marketing and distribution of various fine art pieces and collectibles to art galleries, museums, commercial retailers, professional designers, gifts and collectible buyers as well as art collectors and dealers. The Company was formed to fulfill the growing demand for art reproduction in various forms of media. Through its unique print-on-demand image management system, the Company intends to position itself as a participant in the production and distribution of various fine art and collectibles to fill a market niche within various industries wherever art is sold.

The principal executive offices are located at 7946 Ivanhoe Avenue, Suite 202, La Jolla, CA 92037. The telephone number is (858) 459-2607.

We received our initial funding of $29,550 through the sale of 294,000 common stock shares to non-affiliated private investors form the period of approximately from January 2003 to October, 2003, 3,250,000 shares to Jean-Emmanuel Renoir, the Company's director and officer in November, 2002, and 3,250,000 shares to Andrew Coldicutt, the Company's officer, in November, 2002.

From inception until the date of this filing we have had minimal operating activities. Our audited financial statements for the year ended December 31, 2004 report minimal revenues, general and administrative expenses of $9,011 and a cumulative net loss of $23,206.

OFFERING

Securities Being Offered       1,294,000 shares of common stock, 1,000,000 which
                               we are offering, and 294,000 which are being offered by the selling shareholders. All shares will be offered at a price of $0.50 per share.
                               This offering will terminate on the earlier of the sale of all of the 1,294,000 shares or 180 days after the date of the prospectus.

Price per share                $0.50 as determined by the selling shareholders.
                               The selling shareholders will sell their shares
                               at a fixed price per share of $0.50 until our
                               shares are quoted on the Over the Counter
                               Bulletin Board and thereafter at prevailing
                               market prices or in privately negotiated
                               transactions. All of the shares being registered
                               for sale by the Company will be sold at a fixed
                               price per share of $0.50 for the duration of the
                               offering.
Securities Issued
and Outstanding                6,794,000 shares of common stock are issued and
                               outstanding before the offering and 7,794,000 will be outstanding after the offering.

Registration costs             We estimate our total offering registration costs
                               to be $5,000. If we experience a shortage of funds prior to funding, our director has informally agreed to advance funds to allow us to pay for offering costs, filing fees, and correspondence with our shareholders, however, our director has no formal commitment or legal obligation to advance or loan funds to the company.

RISK FACTORS

This section includes all of the known material risk factors associated with this offering and investors in Renoir Publishing should carefully consider each prior to making an investment in our stock:

WE ARE A DEVELOPMENT STAGE COMPANY AND HAVE BEGUN STEPS IN FURTHERANCE OF OUR BUSINESS MODEL. THIS WILL MAKE IT DIFFICULT FOR OUR SHAREHOLDERS TO EVALUATE OUR FUTURE PLANS AND PROSPECTS.

     We have minimal revenues. Investors should carefully evaluate any investment in our company due to the inherent risks, expenses, delays, and difficulties that will likely be a part of our development. In the future, if we are unsuccessful in finding clients willing to pay for our products, we will not be able to continue operations.

     Our business must be considered in light of the risk, expense, and difficulties frequently encountered by companies in an early stage of development. Prospective investors should be aware of the difficulties encountered by such new enterprises, as the Company faces all the risks inherent in any new business including: under-capitalization, cash shortages, limitations with respect to personnel, technological, financial and other resources and lack of a customer base and market recognition, most of which are beyond our control. The likelihood of the success of the Company must be considered in light of the problems and expenses that are frequently encountered in connection with the operation of a new business and the competitive environment in which the company will be operating.

OUR FINANCIAL STATUS CREATES A DOUBT WHETHER WE WILL CONTINUE AS A GOING CONCERN. OUR INDEPENDENT AUDITORS HAVE ISSUED AN AUDIT OPINION FOR RENOIR PUBLISHING WHICH INCLUDES A STATEMENT DESCRIBING OUR GOING CONCERN STATUS. IF OUR BUSINESS PLAN FOR THE FUTURE IS NOT SUCCESSFUL, INVESTORS WILL LIKELY LOSE ALL OF THEIR INVESTMENT IN OUR STOCK.

     As noted in our accompanying financial statements, our cumulative losses to date of $23,206 and our lack of any guaranteed sources of future capital create substantial doubt as to our ability to continue as a going concern. If our business plan does not work, we could remain as a start-up company with no material operations, revenues, or profits.

RENOIR PUBLISHING HAS MINIMAL SALES, PROVEN MARKET OR CONSUMER DEMAND. WITHOUT SIGNIFICANT DEMAND FOR OUR ART SALES AND PUBLISHING, THE COMPANY COULD HAVE CONTINUED NEGATIVE CASH FLOW AND BE UNABLE TO REMAIN IN BUSINESS.

     The lack of a proven market for our art sales and publishing means that the true market for this business may be minor or nonexistent. This could result in little or no sales for the Company. The Company currently has generated minimal revenues from operations and expects to incur operating losses for the foreseeable future. As of December 31, 2004, the accumulated deficit is $23,206. There can be no assurance that the Company will achieve positive cash flow operations in the future.

OUR BUSINESS STRATEGY REQUIRES US TO RAISE CASH OF $500,000. WITHOUT THIS FUNDING, WE COULD REMAIN AS A DEVELOPMENT STAGE COMPANY WITH MINIMAL MATERIAL OPERATIONS, REVENUES, OR PROFITS. WE CURRENTLY HAVE NO SOURCES FOR THE FUNDING NEEDED FOR OUR BUSINESS PLAN MODEL AND HAVE NO COMMITMENTS FROM INDIVIDUALS OR ENTITIES TO DELIVER THE REQUIRED FUNDING.

     We intend to raise $500,000 in funding (net of $495,000 after offering fees) in order to finance our operations. We believe the most likely source of our funding is through a future sale of common stock in order to complete our current business plan. We have not yet identified any specific individuals or entities needed to provide our funding. Without this funding, we could remain as a start-up company accomplishing only the initial phase of our operations. If we use equity capital as a source of funding, potential new shareholders may be unwilling to accept either the likely dilution of their per share value or he high level of risk involved with our unproven sales. Without this funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our shareholders may lose part or all of their investment.

OUR COMPETITORS, SUCH AS ART.COM, PRINTS.COM, GUILD.COM AND ARTNET.COM HAVE BEEN IN BUSINESS LONGER THAN WE HAVE AND HAVE SUBSTANTIALLY GREATER RESOURCES THAN WE DO. SHOULD WE BE UNABLE TO ACHIEVE ENOUGH CUSTOMER MARKET SHARE IN OUR INDUSTRY, WE MAY EXPERIENCE LOWER LEVELS OF REVENUE THAN OUR BUSINESS PLAN ANTICIPATES.

     The Company expects to face strong competition from other businesses that provide art reproduction publishing. The Company expects to compete on the basis of its reputation among customers as a provider of quality art publishing. However, its opportunity to attract business customers may be limited by our financial resources and other assets. Consequently we will be at a competitive disadvantage in obtaining the employees, financing and other resources required to provide art reproduction publishing. The Company expects to be less able than its larger competitors to handle generally increasing costs and expenses of doing business.

THERE IS NO CURRENT PUBLIC MARKET FOR OUR SECURITIES. AS OUR STOCK IS NOT PUBLICLY TRADED, INVESTORS SHOULD BE AWARE THEY PROBABLY WILL BE UNABLE TO SELL THEIR SHARES AND THEIR INVESTMENT IN OUR SECURITIES IS NOT LIQUID.

     We are not registered on any public stock exchange, however, we plan to contact a market maker to be quoted on the OTC Electronic Bulletin Board. We do not know when we will be able to obtain a quote for trading, and there is no guarantee of trading volume or trading price levels sufficient for investors to sell their stock, recover their investment in our stock, or profit from the sale of their stock.

THE PROGRESS AND OVERALL SUCCESS OF THE COMPANY IS SUBSTANTIALLY DEPENDENT UPON MANAGEMENT WHOSE EXPERIENCE AND/OR TIME COMMITMENT IS LIMITED.

     The Company will be dependent upon its executive officers and/or its director, who do not receive monetary compensation currently or in the foreseeable future. The Company does not currently have an employment agreement or "key-man" life insurance in place with its executive officers and/or director at this time. Should the Company lose its executive officers and/or director, we could have great difficulty replacing them with other qualified officers and/or director, which could limit the chances for success and have a negative effect upon the Company's business, financial condition, operating results and cash flows. The Company intends to hire additional technical, sales and other personnel as they move forward with their business model, though competition for such personnel is intense. There can be no assurance that the company can retain key employees, or to attract or retain highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical, sales and other personnel, would limit the chances for success and have a negative effect upon the Company's business, financial condition, operating results and cash flows.

OUR EXECUTIVE OFFICERS AND/OR DIRECTOR HAVE DIVIDED RESPONSIBILITIES AND POSSIBLE CONFLICTS OF INTEREST.

     Our president and chief executive officer Mr. Jean-Emmanuel Renoir is the manager of Renoir Fine Art Investments, Inc. Although Mr. Renoir is active in our management and currently devotes approximately 18 to 20 hours per week to the Company, he does not devote his full-time efforts and resources to our business. Because Mr. Renoir has these divided responsibilities, he may not be able to devote enough time to properly execute our business plan, which could result in missed business opportunities and worse-than-expected operating results. Mr. Renoir will spend minimal time working for the Company. Currently, Mr. Renoir does not have an employment agreement with the Company.

     Furthermore, because Mr. Renoir is the manager of Renoir Fine Art Investments, Inc., he could encounter potential conflicts of interest between his divided responsibilities. Although Mr. Renoir is involved in a related art business, there is no agreement in place to prevent Mr. Renoir from redirecting future clients and/or business opportunities away from the Company. Additionally, we do not have a formal policy for the resolution of any such conflicts or interests should they arise. In addition, The Company's executive officers, director and/or controlling shareholders are or may become, in their individual capacities, officers, director, controlling shareholders and/or partners of other entities engaged in a variety of businesses that may in the future engage in various transactions with the Company.

THE COMPANY DOES NOT HAVE A RIGHT OF FIRST REFUSAL PERTAINING TO OPPORTUNITIES THAT COME TO THE ATTENTION OF MANAGEMENT.

     The Company does not currently have a right of first refusal pertaining to opportunities that come to management's attention insofar as such opportunities may relate to the Company's business operations. Mr. Renoir, as long as he is an officer and/or director of the Company, is subject to the restriction that all opportunities contemplated by the Company's plan of operation which come to his attention, either in the performance of his duties or in any other manner, will be considered opportunities of, and made available to the Company. A breach of this requirement will be a breach of his fiduciary duty as an officer and/or director of the Company.

OUR OFFICERS AND/OR DIRECTOR BENEFICIALLY OWN 95.7% OF THE OUTSTANDING SHARES OF OUR COMMON STOCK, AFTER THE PROPOSED OFFERING THEY WILL OWN 83.4% OF THE OUTSTANDING SHARES. IF THEY CHOOSE TO SELL THEIR SHARES IN THE FUTURE, IT MIGHT HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR STOCK.

     Due to the controlling amount of our officers and/or director's share ownership in the company, if they decide to sell their shares in the public market, the market price of our stock could decrease and all shareholders suffer a dilution of the value of their stock. If our officers and/or director decide to sell any of their common stock, they will be subject to Rule 144 under the 1933 Securities Act. Rule 144 restricts the ability of directors and officers (affiliates) to sell their shares by limiting the sales of securities made under Rule 144 during any three-month period to the greater of (1) 1% of the outstanding common stock of the issuer; or (2) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the Securities and Exchange Commission.

NO DIVIDENDS HAVE BEEN PAID.

     The Company has never paid dividends and does not anticipate declaring or paying dividends in the foreseeable future. Our retained earnings, if any, will finance the development and expansion of our business. Our dividends will be at our board of directors discretion and contingent upon our financial condition, earnings, capital requirements and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents we may execute. Therefore, there can be no assurance that cash dividends of any kind will ever be paid.

OUR MANAGEMENT IS COMMITTED TO USE THE PROCEEDS FROM OUR PROPOSED OFFERING FOR THE BENEFIT OF THE COMPANY AND ADVANCING OUR BUSINESS PLAN, HOWEVER, SUCH USES MAY NOT YIELD A FAVORABLE RETURN.

     Management has committed to use the proceeds raised in this offering for the uses set forth in the proceeds table. However, certain factors beyond their control, such as increases in certain costs, could result in the Company being forced to reduce the proceeds allocated for other uses, such as compensation in order to accommodate these unforeseen changes. The failure of our management to use these funds effectively could result in unfavorable return. This could have a significant adverse effect on our financial condition and could cause the price of our common stock to decline.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risk and uncertainties. We use words such as "anticipate", "believe", "plan", "expect", "future", "intend", and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the "Risk Factors" section and elsewhere in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders. If we sell all shares of common stock offered by the company in this prospectus, we will receive net proceeds of $495,000.

The table below shows how proceeds from this offering would be used during the twelve months after the offering based upon management's business plan estimates.

     Total shares offered                                        1,000,000
     Percent of total shares offered                                   100%
     Shares sold                                                 1,000,000

     Gross proceeds from offering                               $  500,000
     Less: offering expenses                                    $    5,000
                                                                ----------
     Net proceeds from offering                                 $  495,000

     Use of net proceeds
     Salaries                                                   $  100,000
     Administrative, Production and Sales Office                $   30,000
     Equipment and Furniture                                    $   25,000
     Licensing/Copyright Fees                                   $   35,000
     Renoir Showroom                                            $  120,000
     Auction Internet Site                                      $   25,000
     Online Catalog                                             $   20,000
     Marketing/Advertising                                      $  100,000
     Working Capital Reserve                                    $   40,000

The table below shows how proceeds from this offering would be used for scenarios where we sell various amounts of the shares and the priority of the use of net proceeds in the event actual proceeds are not sufficient to accomplish the uses set forth. These revised estimates are contingent upon reduced funding levels and are based upon management's business plan estimates for the twelve months after receiving funding.

     Total shares offered                                1,000,000    1,000,000
     Percent of total shares offered                            30%          60%
     Shares sold                                           300,000      600,000

     Gross proceeds from offering                       $  150,000   $  300,000
     Less: offering expenses                            $    5,000   $    5,000
                                                        ----------   ----------
     Net proceeds from offering                         $  145,000   $  295,000

     Use of net proceeds
     Salaries                                           $   29,000   $   59,000
     Administration, production and sales office lease  $    8,700   $   17,700
     Equip & Furniture                                  $    7,250   $   14,750
     Licensing/Copyright Fees                           $   10,150   $   20,650
     Renoir showroom                                    $   36,250   $   73,750
     Auction Internet Site                              $    7,250   $   14,750
     Online Catalogue                                   $    5,800   $   11,800
     Marketing/Advertising                              $   29,000   $   59,000
     Working Capital Reserve                            $   11,600   $   23,600

The amounts set forth above are estimates developed by our management for allocation of net proceeds of this offering based upon our current plans and prevailing economic and industry conditions and assume that we are able to sell the number of the shares set forth in each column above. Although we do not currently contemplate material changes in the proposed use of proceeds set forth above, to the extent that our management finds that adjustments are required, the amounts shown may be adjusted among the uses indicated. Our proposed use of proceeds is subject to changes in general, economic and competitive conditions, timing and management discretion, each of which may change the amount of proceeds expended for the purposes intended, but any changes would be limited to making adjustments among the uses indicated. Changes in general, economic, competitive and market conditions and our financial condition would include, without limitation, the occurrence of a national economic slowdown or recession, a significant change in the art publishing industry and the environment in which we operate, and regulatory changes in general. While our management is not currently aware of the existence or pending threat of any of the foregoing reasons, we provide you no assurance that one or more of such events will not occur.

DETERMINATION OF OFFERING PRICE

The shareholders set the offering price of the common stock at $0.50 per share. The price was arbitrarily set based upon their collective judgment as to a price per share they were willing to accept. The price of $0.50 per share is a fixed price until the securities are listed on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

DILUTION

Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. Our net tangible book value at December 31, 2004 was $6,344 or $0.001 per share of common stock. Dilution per share represents the difference between the offering price of $0.50 per share and the net tangible book value per share of common stock, as adjusted, immediately after this offering.

Prior to the completion of the offering, our net tangible book value was $6,344. After giving effect to a 100% completion of the offering and after deducting offering expenses estimated to be $5,000, our pro forma net tangible book value will be $501,344 or $0.064 per share. This represents an immediate increase in pro forma net tangible book value of $.064 per share to existing stockholders and an immediate dilution of $0.436 per share, or approximately 87% of the offering price, to investors purchasing shares of common stock in the offering, or should the offering be only 60% or 30% subscribed, the immediate dilution would be respectively 92% and 96%.

Pubic offering Price per share                                            $0.50
Net Tangible Book Value per share before offering                         $0.001
Increase Per Share attributable to sale of these shares                   $0.064
Pro-Forma Net Tangible Book Value after offering                          $0.064
Dilution per share to Public Investors                                    $0.436

The following table summarizes as of April 15, 2005, the number of shares purchased as a percentage of our total outstanding shares, the aggregate amount paid for such shares, the aggregate amount paid figured as a percentage of the total amount paid, and the average amount paid per share for such shares. For purposes of this table, the sale to the public of these shares is assumed to have taken place on April 15, 2005.

                              Shares Purchased      Total Consideration Paid      Average
                             Number      Percent        Amount      Percent      Per Share
                             ------      -------        ------      -------      ---------
Existing Shareholders      6,794,000      87.2%       $  29,550       5.6%        $0.004
New Investors              1,000,000      12.8%       $ 500,000      94.4%        $ 0.50
                           ---------     -----        ---------     -----         ------
Total                      7,794,000       100%       $ 529,550       100%        $0.068
                           =========     =====        =========     =====         ======

The following table sets forth the estimated net tangible book value ("NTBV") per share after the offering and the dilution to persons purchasing shares based upon various levels of sales of the shares being achieved.

Shares outstanding prior to offering                6,794,000         6,794,000
Total shares offered                                1,000,000         1,000,000
Shares sold                                           600,000           300,000
Public offering price                              $     0.50        $     0.50
Per share increase attributable to
new investors                                      $    0.041        $    0.021
NTBV per share prior to offering                   $    0.001        $    0.001
Post offering pro forma NTBV per share             $    0.041        $    0.021
Dilution to new investors                          $    0.459        $    0.479
Percent of dilution of the offering price                  92%               96%

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of the business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

SELLING SECURITY HOLDERS

The selling shareholders named in this prospectus are offering all of the 294,000 shares of common stock offered through this prospectus. The shares include the following:

1. 284,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration pursuant to Regulation S of the Securities Act of 1933, as amended, and completed in October, 2003.
2. 10,000 shares of our common stock that a selling shareholder acquired from us pursuant to Rule 144 of the Securities Act of 1933, as amended.

The following table provides as of April 15, 2005 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.   The number of shares owned by each prior to this offering;
2.   The total number of shares that are to be offered for each;
3. The total number of shares that will be owned by each upon completion of the offering;
4. The percentage owned by each; and 5. The identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named parties in the table that follows are the beneficial owners and have the sole voting and investment power over all shares or rights to the shares reported. In addition, the table assumes that the selling shareholders do not sell shares of common stock not being offered through this prospectus and do not purchase additional shares of common stock. The column reporting the percentage owned upon completion assumes that all shares offered are sold, and is calculated based on 6,794,000 shares outstanding as of April 15, 2005.

                                 Shares       Total of      Total       Percent
                               Owned Prior     Shares       Shares       Owned
     Name of                     To This      Offered       After        After
Selling Shareholder             Offering      For Sale     Offering     Offering
-------------------             --------      --------     --------     --------
Aberdeen Capital Strategies
 Group                            1,000         1,000         0            0
Barr, Danny                      10,000        10,000         0            0
Berberich, Gordon                 1,000         1,000         0            0
Burylo, Ted                       1,000         1,000         0            0
Checkers Investments, Ltd.       50,000        50,000         0            0
Chong, Robert                     1,000         1,000         0            0
Coldicutt, Christopher           15,000        15,000         0            0
Coldicutt, Patti                  5,000         5,000         0            0
Crystal Overseas Trading Inc.    50,000        50,000         0            0
Elliott, Maureen                  5,000         5,000         0            0
Farkas, Jai                       5,000         5,000         0            0
Govindji, Ashiff                  2,500         2,500         0            0

Hajee, Rishman                    1,000         1,000         0            0
Haji, Zahra                       2,000         2,000         0            0
Harcourt, Justen                  1,000         1,000         0            0
Husarik, Dean                     1,000         1,000         0            0
Ip, Henry                         1,000         1,000         0            0
Jean, Danielle                    5,000         5,000         0            0
Jean, Lawrence                    5,000         5,000         0            0
Jean, Michelle                    5,000         5,000         0            0
Jinnah, Shafiq                    2,500         2,500         0            0
Kanji, Farzana                    1,000         1,000         0            0
Liu, Ron                          1,000         1,000         0            0
Lodomez, Blaine                   1,000         1,000         0            0
Ma, Stanley                       1,000         1,000         0            0
Maarsman, Daniel                  1,000         1,000         0            0
Maarsman, Nancy                   1,000         1,000         0            0
Mand, Harjit                      5,000         5,000         0            0
Manji, Ariff                      5,000         5,000         0            0
Manji, Azmina                     1,000         1,000         0            0
Manji, Malek                      1,000         1,000         0            0
Merali, Yasmin                    2,500         2,500         0            0
Mithani, Shairoz                  5,000         5,000         0            0
Mui, Esther                       1,000         1,000         0            0
Mui, John                         1,000         1,000         0            0
EFM Venture Group Inc.           10,000        10,000         0            0
Polack, Joseph                    1,000         1,000         0            0
Rajan, Shamsha                    1,500         1,500         0            0
Renoir, Philippe                 20,000        20,000         0            0
Shariff, Altaf                    1,000         1,000         0            0
Shivji, Alnur                     2,000         2,000         0            0
Stockworks USA Capital Inc.       1,000         1,000         0            0
Tradewinds Investments, Ltd.     50,000        50,000         0            0
Tsirigotis, KC                    5,000         5,000         0            0
Virani, Hanifa                    1,000         1,000         0            0
Woods, Robert                     1,000         1,000         0            0
Yip, Norman                       1,000         1,000         0            0
Yu, Wilfred                       1,000         1,000         0            0
                                -------       -------
  Total                         294,000       294,000
                                =======       =======

To our knowledge, none of the selling shareholders:

1. Has had a material relationship with Renoir Publishing or any of its predecessors or affiliates, other than as a shareholder as noted above, at any time within the past three years; or
2. Are broker-dealers or affiliates of broker dealers; or 3. Has ever been an officer or director of Renoir Publishing.

PLAN OF DISTRIBUTION

We will conduct the sale of the shares we are offering on a self-underwritten basis. This means that we do not have an underwriter and that we will sell the shares directly to investors. All of the shares of our common stock that are being registered for sale by the company will be sold at a price per share of $0.50. There can be no assurance that we will sell all or any of the shares offered. We have no arrangements or guarantees that we will sell any shares. All subscription checks shall be made payable to the order of Renoir Publishing, Inc. Our offering will terminate on the earlier of the sale of all of the shares or 180 days after the date of the prospectus. We currently have not identified the person(s) who will be selling securities on behalf of our company. We currently have not determined a plan of how the company will solicit investors interested in purchasing our stock.

While we do not anticipate utilizing any registered securities broker-dealers in connection with any sales of the shares and have no arrangements to use any broker-dealers, we may, in our discretion, accept subscriptions for shares through broker-dealers that are members of the National Association of Securities Dealers, Inc. and are willing to, in connection with such sale, pay a commission of up to 10% of the price of each share sold. No officers or directors shall receive any commissions or compensation for their sales of the shares pursuant to the terms hereof.

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions:

1. on such public markets or exchanges as the common stock may from time to time be trading;
2.   in privately negotiated transactions; or
3.   in any combination of these methods of distribution.

The sales price to the public has been determined by the shareholders to be $0.50. The price of $0.50 per share is a fixed price until the securities are quoted for trading on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities an Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resale by non-affiliates holders without limitations after two years; ( c ) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

The selling shareholders may also sell their shares directly through market makers acting in their capacity as broker-dealers. Renoir Publishing will apply to have its shares of common stock quoted on the OTC Bulletin Board immediately after the date of this prospectus. Renoir Publishing anticipates once the shares are quoted on the OTC Bulletin Board the selling shareholders will sell their shares directly into any market created. Selling shareholders will offer their shares at a fixed price of $0.50 per share until the common stock is quoted on the OTC Bulletin Board at which time the prices the selling shareholders will receive will be determined by the market conditions. Selling shareholders may also sell in private transactions. Renoir Publishing cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The shares may be sold by the selling shareholders, as the case may be, from time to time, in one or more transactions. Renoir Publishing does not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between the shareholders and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealer's fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by the shareholder. The selling shareholders will, and any broker-dealer or agent that participates with the selling shareholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. In the event any selling shareholder engages a broker-dealer to distribute their shares, and the broker-dealer is acting as underwriter, Renoir Publishing will be required to file a post effective amendment containing the name of the underwriter.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during times that the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law. Regulation M prohibits certain market activities by persons selling securities in a distribution. To demonstrate their understanding of those restrictions and others, selling shareholders will be required, prior to the release of un-legend shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or inter-dealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of Renoir Publishing's common stock; and for a period commencing at least 5 business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase Renoir Publishing's common stock.

If the company's common shares are quoted for trading on the OTC Electronic Bulletin Board the trading in our shares will be regulated by Securities and Exchange Commission Rule 15g-9 which established the definition of a "penny stock". For the purposes relevant to Renoir Publishing, it is defined as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person's account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (a) obtain financial information and investment experience objectives of the person; and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the broker/dealer relating to the penny stock market, which, in highlight form, (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Before you trade a penny stock your broker is required to tell you the offer and the bid on the stock, and the compensation the salesperson and the firm receive for the trade. The firm must also mail a monthly statement showing the market value of each penny stock held in your account.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

Renoir Publishing is bearing all costs relating to the registration of the common stock. While we have no formal agreement to provide funding with our director, he has verbally agreed to advance additional funds in order to complete the registration statement process. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling the common stock.

LEGAL PROCEEDINGS

Renoir Publishing is not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The directors and officer of Renoir Publishing, whose one year term will expire November, 2005 or at such a time as his successor(s) shall be elected and qualified are as follows:

Name and Address       Age     Position       Date First Elected    Term Expires
----------------       ---     --------       ------------------    ------------
Jean-Emmanuel Renoir   47   President,           November 2002     November 2005
7946 Ivanhoe Ave.           Chief Executive
Suite 202                   Officer, Treasurer,
La Jolla, CA 92037          Director

Andrew Coldicutt       24   Secretary            June 2004         November 2005
1833 MacDonald,
Vancouver, B.C.
Canada V6K 3X7

Each of the foregoing persons may be deemed a "promoter" of Renoir Publishing, as that term is defined in the rules and regulations promulgated under the Securities and Exchange act of 1933.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

The officers and/or director currently handles minor amounts of administrative functions and have been responsible for completing the first segment of the Company's business model. The chief executive officer currently devotes 18 to 20 hours per week to the business of the Company and intends to work on a full time basis when we raise capital per our business plan.

No executive officer or director of the corporation has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase of sale of any securities.

No executive officer or director of the corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

Jean-Emmanuel Renoir, the Company's executive officer and director, is involved in civil litigation action in Arizona, but the Company has no involvement in these legal proceedings.

RESUMES

Jean-Emmanuel Renoir    Mr. Jean-Emmanuel Renoir has served as the Company's
                        President, Chief Executive Officer, Chief Financial
                        Officer, Treasurer and Director since November, 2002.
                        Mr. Renoir has been involved in the art industry for the past twenty years in Europe, North America and Japan. He is the great-grandson of the world-renowned French impressionist painter, Pierre-Auguste Renoir. During this time, Mr. Renoir, in conjunction with his family's long involvement in the arts, contributes greatly to art culture through presentations, seminars and lectures on art and art history. Since January 1, 2003, he has been employed as President of Renoir Fine Art Investments
                        Inc., a wholesaler and retailer of fine art and paintings. Over the last nine years, Mr. Renoir has been developing, testing the cataloguing and distribution of art over the Internet. His first fine art site was implemented in 1994, and has been attracting visitors and generating sales ever since.

Andrew Coldicutt        Andrew Coldicutt served as the Company's director from
                        November, 2002 through June, 2004 and was appointed
                        Secretary in June, 2004 through current date. Since
                        January 2005 through current date, Mr. Coldicutt is a full-time law student at Thomas Jefferson School of Law, San Diego, CA. In 2004, Mr. Coldicutt received a
                        Bachelors degree in Sociology from the University of British Columbia, Vancouver, British Columbia, Canada.
                        For the past ten years, Mr. Coldicutt has been a student and has held the position of sailing instructor with the Royal Vancouver Yacht Club, Vancouver, British Columbia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 15, 2005, concerning beneficial ownership of the Company's Common Stock by (i) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, (iv) and each person known by the Company to own beneficially more than five percent (5%) of the Common Stock (1):

Title of      Name and                               Amount and          Percent
Class         Address               Position     Nature of Ownership (1)  Owned
-----         -------               --------     -------------------      -----
Common   Jean-Emmanuel Renoir (2)   President/     3,250,000 (2)          47.8%
                                    Treasurer/
                                    Director

Common   Andrew Coldicutt (3)       Secretary      3,250,000 (3)          47.8%

Common   Directors and Officers
          as a Group                               6,500,000              95.6%

----------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the number of outstanding shares, increased to reflect the beneficially owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person. As of April 15, 2005, the Company had 6,794,000 common shares issued and outstanding.
(2) Jean-Emmanuel Renoir's address is 7946 Ivanhoe Ave., Suite 202, La Jolla, CA 92037. Mr. Renoir is the direct owner as described above. On November, 20, 2002, the Company issued 3,250,000 shares to Mr. Renoir in consideration of $325 or $0.0001 per share. Unless otherwise indicated, the named party is believed to be the sole investor and have voting control of the shares set forth in the above table based on 6,794,000 outstanding common shares as of April 15, 2005. As of April 15, 2005, there were 52 stockholders of record.
(3) Andrew Coldicutt's address is 1833 Macdonald Street, Vancouver, British Columbia, Canada Mr. Coldicutt is the direct owner as described above. On November 20, 2002, the Company issued 3,250,000 shares to Mr. Coldicutt, a former director the Company and current officer, in consideration of $325 or $0.0001 per share. Unless otherwise indicated, the named party is believed to be the sole investor and have voting control of the shares set forth in the above table based on 6,794,000 outstanding common shares as of April 15, 2005. As of April 15, 2005, there were 52 stockholders of record.

DESCRIPTION OF SECURITIES

Renoir Publishing's Certificate of Incorporation authorized the issuance of 80,000,000 shares of common stock, $0.0001 par value per share and 20,000,000 shares of preferred stock, $0.0001 par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution, or winding up of Renoir Publishing, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. Delaware law does not have any anti-takeover provision that would delay or prevent a change in control.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

LEGAL MATTERS

Karen Batcher, Esquire, our independent counsel, has provided an opinion on the validity of our common stock.

SECURITIES ACT INDEMNIFICATION DISCLOSURE

Renoir Publishing's By-Laws allow for the indemnification of company officers and directors in regard to their carrying out the duties of their offices. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

Renoir Publishing, Inc. was incorporated in Delaware on August 15, 2000 as Sucia Ltd. On December 3, 2002, the Company filed an amended certificate of incorporation to change its name to Renoir Publishing, Inc. In November, 2002, the board of directors voted to seek capital and began development of our business plan. We received our initial funding of $29,550.00 through the sale of 294,000 shares of common stock to non-affiliated private investors from the period of approximately January, 2003 to October, 2003; 3,250,000 shares to Jean-Emmanuel Renoir, the Company's director and officer in November, 2002; and 3,250,000 shares to Andrew Coldicutt, the Company's officer in November, 2002.

DESCRIPTION OF BUSINESS

FORM AND YEAR OF ORGANIZATION

Renoir Publishing, Inc. was incorporated in Delaware on December 3, 2002. From inception until the date of this filing, the Company operates as a wholesaler and retailer of fine art reproductions and collectibles. We are a development stage company with minimal revenues and minimal operating activities and history.

BANKRUPTCY OR SIMILAR PROCEEDINGS

There has been no bankruptcy, receivership or similar proceedings.

REORGANIZATIONS, PURCHASE OR SALE OF ASSETS

There have been no material reclassifications, mergers, consolidations, or purchase or sale of a significant amount of assets not in the ordinary course of business.

OVERVIEW OF BUSINESS

Renoir Publishing, Inc. ("Renoir Publishing" or "Company") is a retailer and wholesaler of fine art reproductions through its production, marketing and distribution of various fine art pieces and collectibles to art galleries, museums, commercial retailers, professional designers, gifts and collectible buyers as well as art collectors and dealers. The Company utilizes digital imagery through a technique known as giclee printing, which has been recognized in art circles as a fine art print category.

Renoir Publishing's core products include premium canvas, archival and open edition artworks which may be purchased framed or unframed. The Company serves a wide consumer base by offering its art reproductions through a number of channels, including its Internet online catalogue and through independent dealers. The Company plans to later expand through the opening of its Renoir Showrooms and through other traditional outlets such as art galleries and large retailers, as well as auctions.

PRINCIPAL PRODUCTS OR SERVICES AND THEIR MARKETS

Renoir Publishing's ultimate objective is to create a profit by offering fine art reproductions to fill a market niche within various industries wherever art is sold which include galleries and museums, commercial retailers, professional designers, gift and collectible buyers, as well as art collectors and dealers. Our business strategy is to develop a full-service art publishing and commercial joint venture publishing business from licensing, production, marketing and distribution of various fine art pieces and collectibles to art consumers at various levels. These services and products include:

ART PUBLISHING: Renoir Publishing utilizes digital technology for its reproduction of its fine art pieces through the process of giclee (pronounced "zhaclee") printing, which has been recognized in art circles as a fine art print category. The Company uses the NovaJet 880 by Encad, Inc., a Kodak Company, which is a premiere thermal inkjet printer and is capable of razor-sharp 600 DPI and offers an eight color pigmented system capable of reproducing virtually all the RGB color space. This will ensure not only accurate reproduction but will give the art prints depth and vibrancy.

The Company's product line consists of framed and unframed limited and open edition reproductions of fine art from the works of Pierre-Auguste Renoir and the Renoir Foundation of the Arts, as wesll as the Company's own releases from affiliated artists under corporate management which the Company owns copyright and licensing rights. Limited editions are high quality canvas and archival prints produced in limited quantities, and accompanied by a certificate of authenticity stating the size of the edition and the number of the print. Open editions are produced in unlimited quantities and sold indefinitely. The Company's product line serves a wide consumer base by offering its limited and open editions through a number of channels, including but not limited to art dealers and collectors, museums, interior designers, gift and collectible buyers as well as other commercial and individual clients. Distribution will be through a number of methods, including its Internet online catalogue, other independent dealers and strategic art business relationships. The Company plans to expand through the opening of its Renoir Showrooms and through other traditional outlets such as art galleries and large retailers, as well as auctions.

Renoir Publishing also offers joint-venture publishing with commercial entities for high volume projects. The Company plans to establish working relationships with retailers and art galleries and museums that have an interest in the Company's ability to provide on demand production to facilitate reselling art and collectibles to their customers.

ARTIST MANAGEMENT: Renoir Publishing offers artist management contracts to a select few featured artists for promotions, showings and licensing. Over the last twenty years, Jean-Emmanuel Renoir, president of Renoir Publishing, has built a network of collectors, dealers, galleries, art professionals and customers across Europe, North America and Japan bringing a tremendous opportunity for the Company to present select artists and their works to the art world.

LICENSING AND COPYRIGHT IMAGES: The Company has access to licensing and reproduction of unpublished and protected works from Pierre-Auguste Renoir and the Renoir Foundation for the Arts, the Company's own releases and other art pieces from affiliated artists under corporate management. The Company currently seeks licensing and rights to copy artworks from other artists, galleries and/or distributors. These licensing agreements will be arranged on an artist-by-artist basis as business dictates.

MANUFACTURING AND PRODUCTION:

Limited edition canvas and archival prints and open editions of art canvas prints are manufactured, assembled, warehoused and shipped from the Company's production facility in La Jolla, California. The Company's manufacturing process for a canvas print begins with an original painting or copyright image. The painting is digitally photographed to capture the image for color separation and proofing. A print is developed that best represents the image of the original painting and is then transferred to canvas.

The manufacturing cycle takes approximately five days to complete. Finished canvas prints are shipped either framed or unframed, in accordance with customer order specifications. Third party vendors supply the frames, paper, canvas, paint and other raw materials and components used in the canvas print production process. The Company is committed to assuring that products meet rigid quality standards and continually evaluates its manufacturing processes and supplier relations to maintain quality control.

PRICING STRATEGY:

Inventory carrying costs are substantially reduced by our ability to match customers and products through our online catalog and our production system. The Company will continue to develop rapid-response pricing practices - constantly evaluating supply, demand and the competitive environment, weighing their relative importance and adjusting price accordingly.

Renoir Publishing's current fine art reproductions retail prices range from $169.00 to $429.00. Each fine art replica is accompanied by a detailed artist biography, outlining their history and techniques and a certificate of guaranteed quality.

The following is a listing of some art reproduction prints currently available on-line: Prices range from $169.00 to $429.00 depending upon size and framing option.

Paul Cezanne                  Henri-Edmond Cross          Vincent Van Gogh
Nature morte,                 Near my house               Paysage a Auvers,
Pommes et Oranges                                         apres la pluie

                              Marc Chagall                Vincent Van Gogh
Marc Chagall Music            St Paul de Vence            La Mer a Saintes-Marie
                              at Sunset

Vincent Van Gogh              Wassili Kandinsky            Wassili Kandinsky
Cafe de nuit, Place           Fate. A red wall             A Summer Landscape
Lamartine a Arles

Henri Matisse                 Paul Ranson                  Pierre-Auguste Renoir
Nature morte avec nappe       Pommier aux Fruits rouges    Au Jardin du Moulin
                                                           de la Galette

Pierre-Auguste Renoir         Paul Signac
Le Dejeuner des Canotiers     Le Pin de Berthaud
                              a St Tropez

SOURCE OF REVENUES:

Our business strategy is to develop a full-service art publishing business from licensing, production, marketing and distribution of various fine art pieces and collectibles to art consumers at various levels. The Company's sources of revenue are expected to be derived from the following services:

     RETAIL AND WHOLESALE PUBLISHING: Renoir Publishing will provide retail and wholesale art reproduction publishing to a broad base of art-related business clients and individual consumers including art dealers and collectors, museums, interior designers, gift and collectible buyers as well as other commercial entity consumers at various levels. We project retail art publishing services will account for approximately 50% of our overall revenues, and wholesale art publishing services will account for approximately 20% of our overall revenues.

     JOINT-VENTURE PUBLISHING: The Company will also provide joint-venture art reproduction publishing with commercial entities for high volume projects. We project this service will account for approximately 20% of our overall revenues.

     ARTIST MANAGEMENT AND LICENSING: Renoir Publishing will also provide artist management, licensing of name and copyrighted services. We project revenues from this area will be approximately 10% of our overall revenues.

CUSTOMERS AND MARKET

THE ART MARKET:

According to Forbes Magazine, the sale of fine art alone generates revenues of $15 billion annually. Over 40 million people visited American museums last year, 8 million visited antique shows, and 14 million people tune in every week to watch PBS' Antique Road Show.

The global art market today is a fragmented and inefficient collection of thousands of small, independent artists and galleries. The largest 5,000 independent fine art dealers sell $10 billion worth of artwork annually. Independent dealers typically sell to only 2,000 clients within a much localized market area. Overall, including dealers, brokers, artist's direct sales, reproductions and auction houses, the global art market can be evaluated at $80 billion per year, including the reproduction segment.

PERSON TO PERSON TRADING MARKET, APPLIED TO THE ART MARKET:

The exchange of goods among individuals and small dealers - person-to-person trading - traditionally has been conducted through trading forums such as classified advertisements, collectibles shows, garage sales and flea markets or through intermediaries, such as auction houses. These markets are highly inefficient for the following reasons:

     - their fragmented, regional nature makes it difficult and expensive for buyers and sellers to meet, exchange information and complete transactions;
     -    they offer a limited variety and breadth of goods;
     -    they often have a high transaction costs from intermediaries; and
     - they are information inefficient, as buyers and sellers lack a reliable and convenient means of setting prices for sales or purchases.

The Internet's potential as a vast marketplace is just beginning to be tapped. Merchandise, service, and even information exchanges are establishing footholds online that are already transforming the way consumers shop, work, earn and interact. It is expected that consumers will spend $199 billion online in 2005.

Further, it has been projected that US companies alone, will more than double their annual expenditures on Internet-based infrastructure, related business operations and maintenance over a four-year period. This spending did increase from $150 billion in 1999 to almost $350 billion in 2003, representing an average growth rate of 20% annually.

For the first time, the Internet offers the opportunity to create a compelling global marketplace that overcomes the inefficiencies associated with traditional person-to-person trading while offering the benefits of Internet-based commerce to the person-to-person trading market. An Internet-based centralized trading facility offers the following benefits:

     - facilitates buyers and sellers meeting, listing items for sale, exchanging information, interacting with each other and, ultimately, completing transactions;
     - allows buyers and sellers to trade directly, bypassing traditional intermediaries and lowering costs for both parties;
     - is global in reach, offering buyers a significantly broader selection of goods to purchase and providing sellers the opportunity to sell their goods efficiently to a broader base of buyers;
     - offers significant convenience, allowing trading at all hours and providing continually updated information; and
     - encourages the sense of a community through direct buyer and seller communication, thereby enabling interaction between individuals with mutual interests.

In addition, this community orientation, facilitation of direct buyer and seller communication and efficient access to information on a particular buyer or seller's trading history can help alleviate the risks of anonymous trading. As a result, there exists a significant market opportunity for an Internet-based centralized trading facility that applies the unique attributes of the Internet to facilitate person-to-person trading.

MARKETING OF PUBLISHED ART PIECES, PRODUCTS OR SERVICES

Renoir Publishing's marketing approach is to connect with key people in the art business, build targets that will drive sales volume, understand the industry needs, and to devise a series of integrated marketing programs that set new standards in the fine art reproduction industry. The Company will implement its marketing of published art pieces, products and services through the following:

     MANAGEMENT'S PERSONAL CONTACTS: Initially, we will rely on management's personal contacts in the art industry to locate select independent dealers to market our art publishing products as well as implementing artist managements and licensing agreements. Mr. Jean-Emmanuel Renoir, president and director of the Company, has world-wide name recognition as he is the great-grandson of the French Impressionist painter Pierre-Auguste Renoir. Over the past 20 years, Mr. Renoir has built a network of collectors, art industry affiliates and customers across Europe, North America and Japan bringing a tremendous wealth of experience and knowledge of the art market to the Company.

     ONLINE CATALOG AND AUCTION

     With its active online catalog entitled EDITIONS, Renoir Publishing has begun sales through its Internet websites - www.Renoirinc.com and www.Renoirpublishing.com. The Company offers various art lines including limited editions published by the Renoir Foundation for the Arts, our own releases as well as reproductions for various artists, art galleries and other distributors. As the Company increases its inventory to include other licensed and copyrighted art, the online catalog will expand to include artist's information, current art news and related art sites.

     Also, Renoir Publishing plans to implement its auction website - www.RenoirAuction.com and operate through www.eBay.com in order to increase exposure for the Company's artworks. EBay, Inc. was formed as a sole proprietorship in September 1995, incorporated in California in 1996, and later incorporated in Delaware in April, 1998. Offering an online marketplace, eBay has fast become the world's most efficient and abundant marketplace in which individual buyers and sellers, small businesses, and Fortune 500 companies, can purchase or sell items across multiple categories, including antiques, fine art and collectibles. On any given day, there are more than 12 million items listed on eBay across 18,000 categories. In 2002, eBay members transacted $14.87 billion in annualized gross merchandise sales, in 2004 eBay members transacted $24 billion in annualized gross merchandise sales.

     The Company plans to join other successful online auction companies operating on eBay, namely Sotheby's and Butterfields. Through an eBay storefront, Renoir Publishing will be able to fill the store with its auction and fixed price listings, customize categories to merchandise items, have a direct link to its Renoir Auction.com website and will be accessible though the eBay store directory, where bidders can find specific items they wish to buy instantly. To date, there are 125 million registered users and 348 million listing on the eBay website.

The Company's target market includes but is not limited to art collectors and dealers, art galleries and museums, traditional and corporate retail and commercial outlets, interior designers, gift and collectible buyers as well as first time art buyers. Renoir Publishing, through its Internet sales and auctions, will position itself to achieve a broader base of individual consumers, art collectors and dealers alike. People who are not able or unwilling to attend real auctions or exhibitions and museums, will have access to its digital equivalent from home.

By combining our expertise and experience in art and art publishing and our commitment to excellent customer service with the benefits of our online catalog, Internet websites and sales auctions, we believe we will be positioned to offer a unique shopping experience to consumers of various levels. We believe publishing artworks, prints and related items are well suited for e-commerce because of the dispersed locations of potential customers and the relatively low operating costs associated with Internet sales.

Depending on the success of our initial marketing efforts and the completion of our second stage funding of $495,000 net of offering costs, we will then look to other marketing efforts to target prospective art clientele which will include:

     RENOIR SHOWROOMS: Renoir Publishing also plans to expand its physical presence by opening its Company-owned store Renoir Showroom in La Jolla, California to display and offer its art reproductions including limited and open editions and other collectibles. As business and profits dictate, the Company plans to open additional showrooms in other select cities in California to offer its art reproductions.

     INDEPENDENT DEALERS: To further expand its sales base, the Company plans to seek independent dealers, including independent gift and collectible retailers, art galleries and frame stores located principally in the United States and, to a lesser extent, in Canada.

     PRINT ADVERTISING, INDUSTRY TRADE SHOWS AND JOINT-VENTURE RELATIONSHIPS:
     Renoir Publishing plans to initiate an aggressive advertising campaign concentrating on publications that reach the vertical markets in which the art products are premiering. The Company also plans to participate in industry-relevant trade shows when appropriate to Renoir Publishing, Inc. marketing strategy as well as enter into joint-venture relationships with affiliates and partners including major art distributors.

From these efforts, it is anticipated that our goal to develop a following of satisfied art clientele and grow our customer base through a combination of networking, online presence, auctions, showrooms, independent dealers, industry trade shows and joint-venture relationships.

COMPLETED MILESTONES

Renoir Publishing has implemented phase one of its business plan and has organized a corporate office and set up manufacturing, production, distribution and sales in La Jolla, California. Its facility is shared space with Renoir Fine Art Investments Inc., a company managed by Jean-Emmanuel Renoir, president and director of the Company. The Company has begun minimal operations for production and sales through the purchase of the Nova 880 digital ink printer, as well as implement its initial e-commerce strategy by designing its Internet online catalogue which is currently available at www.renoirpublishing.com and www.renoirinc.com. Currently the Company has over 20 art reproductions available for sale in its Internet catalogue and over 1000 licensed images available for reproduction and sale. The Company is continuing to develop its web presence and expand its inventory in art reproductions and products.

FUTURE MILESTONES AND TIMETABLE

We anticipate raising $495,000 net of offering costs by second or third quarter, 2005 to continue executing our business plan during the next twelve months. Upon securing funding, the company's plan for delivering our services are as follows:

     EXPANDING ADMINISTRATIVE, PRODUCTION, DISTRIBUTION AND SALES FACILITY. Once we have raised the additional funding, we plan to expand our administrative, production, distribution and sales facility. We have located a 2500 square foot space in La Jolla, CA that can facilitate the administrative, production, distribution and sales of the Company's art publishing business. This should take approximately one month to establish and get operational and is anticipated to be completed by the third or fourth quarter, 2005. The Company anticipates that it will need $55,000 to rent space and purchase fixed assets for expansion, including equipment and furniture and $35,000 for art licensing/copyright fees. The Company plans to hire two additional employees to assist in administration, production, distribution and sales of its art products. The Company anticipates that it will need $100,000 for salaries.

     COMMENCE MARKETING AND SALES EFFORTS. Although marketing efforts will be an ongoing and never ending process, the Company intends to begin with its second tier marketing efforts only after we have successfully completed our SEC registration, raised the required capital and expanded to larger facilities. The Company intends to expend $10,000 on its marketing to independent art dealers and museums, $120,000 to open a Renoir Showroom in La Jolla, California, $20,000 to implement the Company's auction site, $25,000 for expanding and developing the Company's online Internet catalog, $75,000 on select media advertisements in art industry publications and $15,000 for industry trade shows. We anticipate opening the Renoir Showroom and implementing our marketing efforts by fourth quarter, 2005.

STATUS OF ANY PUBLICLY ANNOUNCED NEW PRODUCTS OR SERVICES

Renoir Publishing, Inc. has no new product or service planned or announced to the public.

COMPETITION AND COMPETITIVE POSITION

The on-line commerce market is rapidly evolving and intensely competitive with a growing number of established art retailers offering merchandise over the Internet. Additionally, new companies have been implemented which do art sales solely on-line. Our potential competitors include a variety of marketers of collectible art products, graphic arts, and art reproductions. Barriers to entry are low and new competitors can launch websites at a relatively low cost. Our competition includes internet art portals such as Art.com, Prints.com, Guild.com and Artnet.com.

We believe that the following are principal competitive factors in our market: price, name recognition of artists, service, product quality, selection and brand recognition. Some of our current and potential traditional store-based and on-line competitors have larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Some of these competitors can devote substantially more resources to their websites and system development than we can. In addition, larger, better-established and better-financed entities may acquire, invest in or form joint ventures with on-line competitors.

Our competitors may be able to secure art pieces for publishing from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing than we can. Our on-line competitors may be able to use the

Internet more effectively as a marketing medium than we can to reach significant numbers of potential customers.

SUPPLIERS AND SOURCES OF RAW MATERIALS AND LICENSING RIGHTS

Renoir Publishing will utilize management's contacts already in place for sources of art licensing rights. Third party vendors supply the frames, paper, canvas, paint and other raw materials and components used in the canvas print production process. Currently, the Company has no current supplier arrangements or contracts with any sources for these materials. The Company is committed to assuring that its products meet rigid quality standards and continually evaluates its manufacturing processes and supplier relations to maintain quality control.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

We do not intend to offer our art publishing pieces to one or a few major customers. We intend to market and sell our art publishing the Company's Internet online catalogue, and website, through select independent dealers and trade shows, through its Renoir Showroom and media advertisements.

PATENTS, TRADEMARKS, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS

We have no current plans to apply for registrations such as patents, trademarks, additional copyrights, franchises, concessions, royalty agreements or labor contracts. We will assess the need for copyright, trademark or patent applications on an ongoing basis.

NEED FOR GOVERNMENT APPROVAL FOR ITS PRODUCTS OR SERVICES

Renoir Publishing is not required to apply for or have any government approval for its art products or services.

EFFECT OF GOVERNMENTAL REGULATIONS ON THE COMPANY'S BUSINESS

Renoir Publishing will not be subject to federal laws and regulations that relate directly or indirectly to its operations.

RESEARCH AND DEVELOPMENT COSTS DURING THE LAST TWO YEARS

Renoir Publishing has expended -0- for research and development costs since inception.

NUMBER OF EMPLOYEES

Renoir Publishing has one employee, Mr. Jean-Emmanuel Renoir, its executive officer/director who devotes approximately 18 to 20 hours per week to manage the affairs of the Company. Currently, Mr. Renoir handles a minor amount of administrative functions and is responsible for production, distribution and sales of our art publishing contracts and implementing the Company's online catalogue. Mr. Renoir intends to work on a full time, forty hours per week, basis when we raise capital per our business plan. Our business plan calls for hiring two new full-time employees during the next twelve months to handle the duties of administration, art publishing, web-programming and technical support and assist in marketing efforts. Without adequate funding, we will not hire any new employees.

REPORTS TO SECURITIES HOLDERS

We provide an annual report to our shareholders which include audited financial statements pursuant to Item 101 (c) of Regulation S-B. We will make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-B for a small business issuer under the Securities Exchange Act of 1934. Renoir Publishing will become subject to disclosure filing requirements upon the effective date of this SB-2, including filing Form 10-KSB annually and Form 10-QSB quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event our obligation to file such reports is suspended under the Exchange Act. The public will be able to read and copy any materials that we file with the Securities and Exchange Commission, ("SEC"), at the SEC's Public Reference Room at 450 Fifth Street NW, Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

PLAN OF OPERATION

Renoir Publishing's current cash balance is $888 as of December 31, 2004. We estimate that our business plan goals can be met by raising $495,000 net of offering costs. Until we secure this funding, we estimate we will be able to operate through the second quarter, 2005. We are a development stage company and have generated minimal revenues to date. We have sold $29,550 in equity securities to pay for our prior minimum level of operations. During our current fiscal year, we spent $9,011 on general and administrative expenses, and we have incurred a total deficit to date of $23,206.

The Company will be required to file a post effective amendment to this registration statement should there be a fundamental change in the information presented in our registration statement. An example of such a change would be changes in liquidity.

We have received a going concern opinion on our financial statements that raises substantial doubt as to our ability to continue as a going concern. As noted in our accompanying financial statements, our current financial condition of nominal assets and no current operating business activities necessary for revenues and operating capital create substantial doubt as to our ability to continue as a going concern. If our business plan does not work, we could remain as a start-up company with no material operations, revenues, or profits.

As of the date of this filing, we have taken the following steps: developed our business plan, secured the Internet domain name www.renoirpublishing.com and www.renoirinc.com and initiated our website. We are now in the process of registering with the Securities and Exchange Commission the securities we sold in January to October, 2003 and an additional 1,000,000 shares for sale by the company. We have a budget of $495,000 net offering costs to continue implementing our business plan. We plan to raise $495,000, net of $5,000 offering costs, by third quarter, 2005 in order to meet our overall business plan goals. If we are unsuccessful at securing funding by third quarter, 2005, the company intends to adjust its time line forward for delivering its services until funding is secured. If the Company is successful in raising these funds by third quarter, 2005, we intend to spend the funds as follows over the next twelve months:

     4th Quarter, 2005 - One time costs to purchase furniture, equipment, supplies and furniture for a total of $25,000, $25,000 for salaries, $7,500 for lease and office expense ($2,500 per month), $15,000 for art licensing and copyright fees, $48,000 to initially open Renoir Showroom, $6,250 for auction internet site, $5,000 for online catalog, $25,000 for media advertisements, $3,000 for trade shows, auctions and travel, $2,500 for marketing to independent art dealers, museums and art stores.

     1st Quarter, 2006 - $25,000 for salaries, $7,500 for lease and office expense, $10,000 for art licensing and copyright fees, $24,000 for operation expenses for Renoir Showroom, $6,250 for auction internet site, $5,000 for online catalog, $20,000 for media advertisements, $4,000 for trade shows, auctions and travel, and $2,500 for marketing to independent art dealers, museums and art stores.

     2nd Quarter, 2006 - $25,000 for salaries, $7,500 for lease and office expense, $5,000 for art licensing and copyright fees, $24,000 for operation expenses for Renoir Showroom, $6,250 for auction internet site, $5,000 for online catalog, $20,000 for media advertisements, $4,000 for trade shows, auctions and travel, and $2,500 for marketing to independent art dealers, museums and art stores.

     3rd Quarter, 2006 - $25,000 for salaries, $7,500 for lease and office expense, $5,000 for art licensing and copyright fees, $24,000 for operation expenses for Renoir Showroom, $6,250 for auction internet site, $5,000 for online catalog, $10,000 for media advertisements, $4,000 for trade shows, auctions and travel, and $2,500 for marketing to independent art dealers, museums and art stores.

In order to meet all of our current business plan goals, we need to receive funding. We intend to use funding we receive to provide cash for our business plan during the next twelve months as cash flow from sales is not estimated to begin until after the fourth quarter of 2005. We will face considerable risk in each of our business plan steps, such as difficulty of hiring competent personnel within our budget, longer than anticipated lead time necessary for us to complete our marketing plan, and a shortfall of funding due to our inability to raise capital. If no funding is received during the next twelve months, we may utilize one or more options such as funds loaned by our officers and/or director, or we might ask our shareholders for funds. Neither our officers or director, nor our shareholders have any formal commitments, arrangements or legal obligation to advance or loan funds to Renoir Publishing.

Should we receive only partial funding we intend to follow our twelve month time frame, but in a reduced capacity. We could modify our business plan to implement our plan over a longer timetable or reduce the scope of services offered. The level or reduction of our business operations could be commensurate with any given level of funding. We could decrease the number of services we offer, number of clients we handle, reduce in-house marketing efforts, and adjust our general overhead to any partial funding conditions. We could reduce or eliminate salaries, postpone furniture and equipment purchases, reduce marketing and advertising costs as well as licensing and copyright fees. In a partial funding scenario, we would seek to expand our website and begin the online catalog design and begin our marketing efforts while seeking to eliminate other costs.

DESCRIPTION OF PROPERTY

Renoir Publishing's principal administrative, production and distribution office is located at 7946 Ivanhoe Ave., Suite 202, La Jolla, CA 92037. Our office and phone number are shared with Renoir Fine Art Investments, Inc., a company managed by Mr. Jean-Emmanuel Renoir, an officer/director of the Company. We consider our current office space arrangement adequate until such time as we achieve our business plan goal of raising capital of $495,000 and then begin hiring new employees per our business plan. If we receive our planned funding, we plan to expand our office and production space to approximately 2,500 square feet of office in La Jolla, CA. We are aware of available office space that would fit our needs, but at this time we have not entered into any lease arrangements for office space.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company's principal office and telephone number are shared with Renoir fine Art Investments, Inc., a company managed by Mr. Jean-Emmanuel Renoir, an officer/director of the Company. Renoir Fine Art Investments, Inc. is a wholesaler and retailer of fine arts in the United States and Canada.

On November 20, 2002, the Company issued 3,250,000 shares of its $0.0001 par value common stock to Jean-Emmanuel Renoir, an officer and director of the Company in exchange for cash in the amount of $325.00.

On November 20, 2002, the Company issued 3,250,000 shares of it $0.0001 par value common stock to Andrew Coldicutt, an officer of the Company in exchange for cash in the amount of $325.00.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

When the Company completes its registration process, it plans to contact a market maker to obtain a listing for trading on the OTC Electronic Bulletin Board. The OTC Electronic Bulletin Board is a network of security dealers who buy and sell stock. The dealers are connected by a computer network which provides information on current "bids" and "asks" as well as volume information.

As of the date of this filing, there is no public market for our securities. There has been no public trading of our securities, and therefore, no high and low bid pricing. As of April 15, 2005, Renoir Publishing had 52 shareholders of record. We have paid no cash dividends and have no outstanding options. As of the date of this filing, there have been no discussions or understandings between Renoir Publishing and anyone acting on our behalf with any market maker regarding participation in a future trading market for our securities. Pursuant to this registration statement, the Company is seeking to register 294,000 shares held by 50 non-affiliated shareholders. Our officers and director hold a total of 6,500,000 common shares which are not being registered pursuant to this filing.

EXECUTIVE COMPENSATION

Renoir Publishing's current officers receive no compensation. The current Board of Directors is comprised of Mr. Jean-Emmanuel Renoir and Mr. Andrew Coldicutt.

                           Summary Compensation Table

                                                Other
Name and                                       Annual       Restricted                           All Other
Principal                                      Compen-        Stock        Options/      LTIP      Compen-
Position        Year    Salary($)   Bonus($)   sation($)    Award(s)($)     SARs(#)   Payouts($)  sation($)
--------        ----    ---------   --------   ---------    -----------     -------   ----------  ---------

J.E. Renoir    2002       -0-         -0-         -0-          -0-            -0-        -0-         -0-
President      2003       -0-         -0-         -0-          -0-            -0-        -0-         -0-
               2004       -0-         -0-         -0-          -0-            -0-        -0-         -0-

A. Coldicutt   2002       -0-         -0-         -0-          -0-            -0-        -0-         -0-
Secretary      2003       -0-         -0-         -0-          -0-            -0-        -0-         -0-
               2004       -0-         -0-         -0-          -0-            -0-        -0-         -0-

There are no current employment agreements between the Company and its executive officers or understandings regarding future compensation.

The officer and/or directors have agreed to work with no remuneration until such time as the company receives sufficient revenues necessary to provide proper salaries. The officers and/or director have the responsibility to determine the timing of remuneration for key personnel. As per our business plan, if we are successful in raising funds from our proposed offering, we have verbally agreed to pay our executive officer a salary of $4,000 per month.

FINANCIAL STATEMENTS

The audited financial statements of Renoir Publishing for the year ended December 31, 2004 and 2003 and related notes which are included in this offering have been examined by Armando C. Ibarra, Certified Public Accountants, and have been so included in reliance upon the opinion of such accountants given upon their authority as an expert in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING CONTROL AND FINANCIAL DISCLOSURE

None.

                                ARMANDO C. IBARRA
                          Certified Public Accountants
                           A Professional Corporation


Armando C. Ibarra, C.P.A.                   Members of the California Society of
                                            Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD             Members of the of American Institute
                                            of Certified Public Accountants
                                            Registered with the Public Company
                                            Accounting Oversight Board


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Renoir Publishing, Inc.
(A Development Stage Company)
7946 Ivanhoe Ave. #202
La Jolla, CA  92037

We have audited the accompanying balance sheets of Renoir Publishing, Inc. as of December 31, 2004 and 2003, and the related statements of operations, stockholders' equity, and cash flows for the years then ended, and from the period of August 15, 2000 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, and from the period of August 15, 2000 (inception) through December 31, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Because of the Company's current status and limited operations there is substantial doubt about its ability to continue as a going concern. Management's plans in regard to its current status are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Armando C. Ibarra, C.P.A. - APC
-------------------------------------
ARMANDO C. IBARRA, C.P.A. - APC

March 21, 2004
Chula Vista, California

                             RENOIR PUBLISHING, INC.
                          (A Development Stage Company)
                                 Balance Sheets
--------------------------------------------------------------------------------

                                                                              As of              As of
                                                                           December 31,       December 31,
                                                                              2004               2003
                                                                            --------           --------
                                     ASSETS

CURRENT ASSETS
  Cash                                                                      $    888           $    621
  Accounts receivable                                                          2,613                100
                                                                            --------           --------
      TOTAL CURRENT ASSETS                                                     3,501                721

NET PROPERTY & EQUIPMENT                                                      11,914             16,930

OTHER ASSETS
  Notes receivable                                                                --              1,000
                                                                            --------           --------
      TOTAL OTHER ASSETS                                                          --              1,000
                                                                            --------           --------

TOTAL ASSETS                                                                $ 15,415           $ 18,651
                                                                            ========           ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                          $  9,024           $  6,457
  Loans payable                                                                   47                 26
                                                                            --------           --------
      TOTAL CURRENT LIABILITIES                                                9,071              6,483

TOTAL LIABILITIES                                                              9,071              6,483

STOCKHOLDERS' EQUITY
  Preferred stock ($0.001 par value, 20,000,000 shares authorized;
   -0- shares issued and outstanding as of as of December 31, 2004 and 2003)
  Common stock ($0.0001 par value, 80,000,000 shares authorized
   6,794,000 shares issued and outstanding as of December 31, 2004
   and 2003)                                                                     681                681
  Additional paid-in capital                                                  28,869             28,869
  Stock subscription receivable                                                   --               (650)
  Retained earnings (deficit)                                                (23,206)           (16,732)
                                                                            --------           --------
      TOTAL STOCKHOLDERS' EQUITY                                               6,344             12,168
                                                                            --------           --------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                                    $ 15,415           $ 18,651
                                                                            ========           ========

                       See Notes to Financial Statements

                             RENOIR PUBLISHING, INC.
                          (A Development Stage Company)
                            Statements of Operations
--------------------------------------------------------------------------------

                                                                                   August 15, 2000
                                                                                     (Inception)
                                         Year Ended            Year Ended              through
                                         December 31,          December 31,          December 31,
                                            2004                  2003                  2004
                                         -----------           -----------           -----------
REVENUES
  Fee income                             $     6,971           $       340           $     7,311
  Supplies income                                 --                   474                   474
                                         -----------           -----------           -----------
TOTAL REVENUES                                 6,971                   814                 7,785

GROSS PROFIT                                   6,971                   814                 7,785

OPERATING COSTS
  Depreciation expense                         5,016                 2,742                 7,758
  Administrative expense                       9,011                14,840                23,851
                                         -----------           -----------           -----------
TOTAL OPERATING COSTS                         14,027                17,582                31,609
                                         -----------           -----------           -----------

OPERATING INCOME (LOSS)                       (7,056)              (16,768)              (23,824)

OTHER INCOME & (EXPENSES)
  Other income                                   582                    36                   618
                                         -----------           -----------           -----------

TOTAL OTHER INCOME & (EXPENSES)                  582                    36                   618
                                         -----------           -----------           -----------

NET INCOME (LOSS)                        $    (6,473)          $   (16,732)          $   (23,206)
                                         ===========           ===========           ===========

BASIC EARNINGS (LOSS) PER SHARE          $     (0.00)          $     (0.00)
                                         ===========           ===========
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                 6,794,000             6,627,559
                                         ===========           ===========

                       See Notes to Financial Statements

                             RENOIR PUBLISHING, INC.
                       Statements of Stockholders' Equity
                          (A Development Stage Company)
           From August 15, 2000 (inception) through December 31, 2004
--------------------------------------------------------------------------------

                                                                        Additional       Stock
                                              Common         Common      Paid-in      Subscription     Retained
                                              Shares         Stock       Capital       Receivable      Earnings       Total
                                              ------         -----       -------       ----------      --------       -----

Beginning Balance August 15, 2000                   --    $       --    $       --     $       --     $       --    $       --

Net income, December 31, 2000                       --
                                            ----------    ----------    ----------     ----------     ----------    ----------
BALANCE, DECEMBER 31, 2000                          --            --            --             --             --            --
                                            ==========    ==========    ==========     ==========     ==========    ==========

Net income, December 31, 2001                       --
                                            ----------    ----------    ----------     ----------     ----------    ----------
BALANCE, DECEMBER 31, 2001                          --            --            --             --             --            --
                                            ==========    ==========    ==========     ==========     ==========    ==========
Stock subscription issued on November 20,
 2002 @ $0.0001 a share                      6,500,000           650                         (650)                          --

Net income, December 31, 2002                       --
                                            ----------    ----------    ----------     ----------     ----------    ----------
BALANCE, DECEMBER 31, 2002                   6,500,000           650            --           (650)            --            --
                                            ==========    ==========    ==========     ==========     ==========    ==========
Stock issued on January 18, 2003 for
 cash @ $0.10 per share                          6,000             1           599                                         600

Stock issued on February 3, 2003 for
 cash @ $0.10 per share                          1,000             1            99                                         100

Stock issued on March 7, 2003 for
 cash @ $0.10 per share                         10,000             1           999                                       1,000

Stock issued on April 28, 2003 for
 cash @ $0.10 per share                          1,000             1            99                                         100

Stock issued on May 28, 2003 for
 cash @ $0.10 per share                         34,000             3         3,397                                       3,400

Stock issued on June 27, 2003 for
 cash @ $0.10 per share                         50,000             5         4,995                                       5,000

Stock issued on July 20, 2003 for
 cash @ $0.10 per share                         12,000             1         1,199                                       1,200

Stock issued on August 18, 2003 for
 cash @ $0.10 per share                        101,000            10        10,090                                      10,100

Stock issued on September 16, 2003 for
 cash @ $0.10 per share                         69,000             7         6,893                                       6,900

Stock issued on September 25, 2003 for
 cash @ $0.05 per share                         10,000             1           499                                         500

Net loss, December 31, 2003                                                                              (16,732)      (16,732)
                                            ----------    ----------    ----------     ----------     ----------    ----------
BALANCE, DECEMBER 31, 2003                   6,794,000           681        28,869           (650)       (16,732)       12,168
                                            ==========    ==========    ==========     ==========     ==========    ==========
Stock subscription receivable                                                                 650                          650

Net loss, December 31, 2004                                                                               (6,473)       (6,473)
                                            ----------    ----------    ----------     ----------     ----------    ----------
BALANCE, DECEMBER 31, 2004                   6,794,000    $      681    $   28,869     $       --     $  (23,206)   $    6,344
                                            ==========    ==========    ==========     ==========     ==========    ==========

                       See Notes to Financial Statements

                             RENOIR PUBLISHING, INC.
                          (A Development Stage Company)
                            Statements of Cash Flows
--------------------------------------------------------------------------------

                                                                                                  August 15, 2000
                                                                                                    (Inception)
                                                              Year Ended         Year Ended           through
                                                              December 31,       December 31,       December 31,
                                                                 2004               2003               2004
                                                               --------           --------           --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                           $ (6,473)          $(16,732)          $(23,206)
   Depreciation expense                                           5,016              2,742              7,758
   Common stock issued for services                                  --                 --                650
   Adjustments to reconcile net loss to net cash
    used in operating activities:
     (Increase) decrease in accounts receivable                  (2,513)              (100)            (2,613)
     (Increase) decrease in loans receivable                      1,000             (1,000)                --
     Increase (decrease) in accounts payable                      2,566              6,457              9,024
                                                               --------           --------           --------
       NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES         (404)            (8,633)            (8,387)

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of fixed assets                                        --            (19,672)           (19,672)
                                                               --------           --------           --------

       NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES           --            (19,672)           (19,672)

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from loan payable                                         21                 26                 47
  Stock subscription receivable                                     650                 --                 --
  Common stock issued for cash                                       --             28,900             28,900
                                                               --------           --------           --------
       NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES          671             28,926             28,947
                                                               --------           --------           --------

NET INCREASE (DECREASE) IN CASH                                     267                621                888

CASH AT BEGINNING OF PERIOD                                         621                 --                 --
                                                               --------           --------           --------
CASH AT END OF PERIOD                                          $    888           $    621           $    888
                                                               ========           ========           ========
SUPPLEMENTAL  CASH FLOW DISCLOSURES:
  Cash paid during period for interest                         $     --           $     --
                                                               ========           ========
  Cash paid during period for taxes                            $     --           $     --
                                                               ========           ========
SCHEDULE OF NON-CASH ACTIVITIES:
  Common stock issued for services                             $     --           $     --
                                                               ========           ========

                       See Notes to Financial Statements

                             RENOIR PUBLISHING, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                             As of December 31, 2004


NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Renoir Publishing, Inc (the Company) was incorporated under the laws of the State of Delaware on August 15, 2000.

The Company is in the development stage. Its activities to date have been limited to capital formation, organization, set-up of a website, and development of its business plan and a target customer market.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. BASIS OF ACCOUNTING

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a December 31, year-end.

B. BASIC EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which specifies the computation, presentation and disclosure requirements for earnings
(loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective August 15, 2000 (inception).

Basic net loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

C. CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

D. INCOME TAXES

Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

                             RENOIR PUBLISHING, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                             As of December 31, 2004


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

D. INCOME TAXES (CONTINUED)

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 3. WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common.

NOTE 4. GOING CONCERN

The accompanying financial statements are presented on a going concern basis. The Company generated net losses of $23,206 during the period from August 15, 2000 (inception) to December 31, 2004. This condition raises substantial doubt about the Company's ability to continue as a going concern.

Management plans to raise additional funds through debt or equity offerings. Management has yet to decide what type of offering the Company will use or how much capital the Company will attempt to raise. There is no guarantee that the Company will be able to raise any capital through any type of offerings.

NOTE 5. RELATED PARTY TRANSACTION

The Company neither owns nor leases any real or personal property. A director provides office services without charge. Such costs are immaterial to the financial statements and accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities as they become available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

                             RENOIR PUBLISHING, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                             As of December 31, 2004


NOTE 6. INCOME TAXES

                                                         As of December 31, 2004
                                                         -----------------------
     Deferred tax assets:
     Net operating tax carryforwards                             $ 3,481
     Other                                                             0
                                                                 -------
     Gross deferred tax assets                                     3,481
     Valuation allowance                                          (3,481)
                                                                 -------

     Net deferred tax assets                                     $     0
                                                                 =======

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 7. SCHEDULE OF NET OPERATING LOSSES

     2000 Net Operating Income                                   $      0
     2001 Net Operating Income                                          0
     2002 Net Operating Income                                          0
     2003 Net Operating Loss                                      (16,732)
     2004 Net Operating Loss                                       (6,473)
                                                                 --------

     Net Operating Loss                                          $(23,206)
                                                                 ========

As of December 31, 2004, the Company has a net operating loss carryforwards of approximately $23,206. Net operating loss carryforward expires twenty years from the date the loss was incurred.

                             RENOIR PUBLISHING, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                             As of December 31, 2004


NOTE 8. STOCK TRANSACTIONS

Transactions, other than employees' stock issuance, are in accordance with paragraph 8 of SFAS 123. Thus issuances shall be accounted for based on the fair value of the consideration received. Transactions with employees' stock issuance are in accordance with paragraphs (16-44) of SFAS 123. These issuances shall be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, or whichever is more readily determinable.

On November 20, 2002 the Company issued a stock subscription of 470,000 shares of common stock at $0.0001 per share.

On January 18, 2003 the Company issued 6,000 shares of common stock for cash at $0.10 per share.

On February 3, 2003 the Company issued 1,000 shares of common stock for cash at $0.10 per share.

On March 7, 2003 the Company issued 10,000 shares of common stock for cash at $0.10 per share.

On April 28, 2003 the Company issued 1,000 shares of common stock for cash at $0.10 per share.

On May 28, 2003 the Company issued 34,000 shares of common stock for cash at $0.10 per share.

On June 27, 2003 the Company issued 50,000 shares of common stock for cash at $0.10 per share.

On July 20, 2003 the Company issued 12,000 shares of common stock for cash at $0.10 per share.

On August 18, 2003 the Company issued 101,000 shares of common stock for cash at $0.10 per share.

On September 16, 2003 the Company issued 69,000 shares of common stock for cash at $0.10 per share.

On September 25, 2003 the Company issued 10,000 shares of common stock for cash at $0.05 per share.

As of December 31, 2004 the Company had 6,794,000 shares of common stock issued and outstanding.

NOTE 9. STOCKHOLDERS' EQUITY

The stockholders' equity section of the Company contains the following classes of capital stock as of December 31, 2004:

     * Preferred stock, $ 0.0001 par value: 20,000,000 shares authorized; -0-shares issued and outstanding.

     * Common stock, $ 0.0001 par value: 80,000,000 shares authorized; 6,794,000 shares issued and outstanding.

                      Dealer Prospectus Delivery Obligation

"UNTIL ______________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENT OR SUBSCRIPTIONS."

                                     PART II
                              AVAILABLE INFORMATION


INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles and By-Laws of Renoir Publishing have no specific provisions to allow for the indemnification of the officer and director in regard to his carrying out the duties of his offices. Indemnification of directors and officers is as provided by the General Corporate Law of the State of Delaware.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The estimated costs of the offering are denoted below. Please note all amounts are estimates other than the Commission's registration's fee.

     Securities and Exchange Commission Registration Fee             $  162
     Accounting Fees and Expenses                                    $3,200
     Legal Fees                                                      $  500
     Printing and mailing fees                                       $  238
     Transfer Agent fees                                             $  900
                                                                     ------
     Total                                                           $5,000
                                                                     ======

Renoir Publishing will pay all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders.

RECENT SALES OF UNREGISTERED SECURITIES

On November 20, 2002, the board of directors authorized the issuance of 3,250,000 shares of common stock to Mr. Jean-Emmanuel Renoir, an officer and director of the Company, for $325.00, a price of $0.0001 per share. In issuing the shares, the Company relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"), under Rule 144. The price per share was an arbitrary price set by the board of directors.

On November 20, 2002, the board of directors authorized the issuance of 3,250,000 shares of common stock to Mr. Andrew Coldicutt , a former director and current officer of the Company, for $325.00, a price of $0.0001 per share. In issuing the shares, the Company relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"), under Rule 144. The price per share was an arbitrary price set by the board of directors.

From the period of January, 2003 through September, 2003, the Company offered and sold 284,000 shares at $0.10 per share to non-affiliated private investors. The Company relied upon Regulation S, category 3 of Rule 903 of the Securities Act of 1933, as amended (the "Act"). Each prospective investor was given a private placement memorandum designed to disclose all material aspects of an investment in the Company, including the business, management, offering details, risk factors and financial statements. Each investor also completed a subscription confirmation letter and private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, were non U.S. persons, except for one, and had adequate and reasonable opportunity and access to any corporate information necessary to make an informed investment decision, that the securities would be resold in accordance with Regulation S or pursuant to an available exemption. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Regulation S restrictive legend. In addition, the Company has adopted in conjunction with the sale of these securities a board resolution to refuse to register or transfer any of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

In September, 2003, the Company offered and sold 10,000 shares at $0.05 per share to one non-affiliated private investor. The company relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act").

Under the Securities Act of 1933 , all sales of an issuers' securities or by a shareholder, must either be made (i) pursuant to an effective registration statement filed with the SEC, or (ii) pursuant to an exemption from the registration requirements under the 1933 Act. Rule 144 under the 1933 Act sets forth conditions which, if satisfied, permit persons holding control securities (affiliated shareholders, i.e., officers, directors or holders of at least ten percent of the outstanding shares) or restricted securities (non-affiliated shareholders) to sell such securities publicly without registration. Rule 144 sets forth a holding period for restricted securities to establish that the holder did not purchase such securities with a view to distribute. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities and Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resales by non-affiliates holders without limitations after two years; ( c ) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

                                    EXHIBITS

Exhibit 3.1      Certificate of Incorporation                     Included
Exhibit 3.12     Certificate of Amendment                         Included
Exhibit 3.13     Amendment to Certificate of Incorporation        Included
Exhibit 3.2      By-Laws                                          Included
Exhibit 5        Opinion re: Legality                             Included
Exhibit 11       Statement re: Computation of Per                 See Financial
                  Share Earnings                                   Statements
Exhibit 23.1     Consent of Legal Counsel                         Included
Exhibit 23.2     Consent of Auditor                               Included

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement to:

     1. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     2. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     3. Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and that the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted our director, officers, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of La Jolla, CA on April 15, 2005.

                                 RENOIR PUBLISHING, INC.


                                 By: /s/ Jean-Emmanuel Renoir
                                    -----------------------------------------
                                    Jean-Emmanuel Renoir
                                    President, Chief Executive Officer, Chief
                                    Financial Officer, Treasurer, Director